EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR FOURTH QUARTER OF FISCAL 2008
     FREMONT, Calif., May 6, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported financial results for its fiscal fourth quarter ended March 31, 2008.
     Net loss for the fiscal fourth quarter according to GAAP was $12.9 million, or $0.26 per share, which compares with a net loss of $0.9 million, or $0.02 per share, in the prior sequential quarter. Non-GAAP net loss for the fiscal fourth quarter was $10.3 million, or $0.21 per share, which compares with non-GAAP net income of $1.0 million, or $0.02 per share, in the prior sequential quarter. Both GAAP and non-GAAP net income for the quarter include non-cash charges of approximately $0.05 per share to increase reserves related to the company’s long-term tax strategies.
     Net sales for the fiscal fourth quarter were $94.3 million, which compares with $106.5 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $62.0 million, which compares with $68.4 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $32.3 million, which compares with $38.0 million in the prior sequential quarter.
     Bookings in the quarter totaled $137 million, up 65% from $83 million in the fiscal third quarter. The increase is largely attributable to $49 million of bookings related to several projects in flat panel display (FPD), including a previously announced large Gen 8 project in Korea.
     Steve Schwartz, chairman and chief executive officer of Asyst, said, “With this large Gen 8 order from a key customer, we believe that we are positioned to again be a significant participant in flat panel display manufacturing automation. We also saw increased bookings in semiconductor AMHS, however the increase is more reflective of the timing of customer order decisions than of a fundamental turn in the industry. Based on the AMHS outlook among our market-leading semiconductor customers, we continue to believe that such a turn could be evident in bookings as early as this fall.”
     Michael A. Sicuro, chief financial officer, said, “We recorded reserves in the quarter related to our long-term tax strategies, which we anticipate will contribute to a lower effective tax rate in future periods. The increased bookings in the fiscal fourth quarter allowed us to build backlog, however the relatively low level of current customer activity leads us to an essentially flat financial outlook for our fiscal first quarter ending in June. Nonetheless, we believe that we have the opportunity to operate at or near breakeven on an EBITDA basis over the near term, and to return to non-GAAP profitability by the second half of our fiscal year.”
     The company provided the following guidance for the fiscal first quarter ending June 30, 2008:
•	Consolidated net sales are expected to be in the range of $85-$95 million. AMHS sales are expected to be in the range of $55-$65 million, and tool and fab automation sales are expected to be approximately $30 million.

•	Net loss in accordance with GAAP is expected to be in the range of $0.16 to $0.22 per share.

•	Non-GAAP net loss is expected to be in the range of $0.11 to $0.17 per share. In calculating non-GAAP net loss per share, the company expects to exclude approximately $2.5 million for intangibles amortization, net of taxes, and restructuring charges.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-262-2137. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available for approximately two weeks by dialing (303) 590-3000, followed by the passcode 11113427#.
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” Non-GAAP measures exclude the effect of amortization of intangible assets, restructuring charges associated with facility and operating consolidation and severance benefits associated with headcount reductions, stock option investigation expenses, acquisition expenses related to the AMHS segment, write-off of fees from the early extinguishment of debt, fees related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans, and the associated income tax effect related to these non-GAAP adjustments. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the results, including the amount of specific reserves, discussed above will change as Asyst finalizes and files its financial statements; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; the volatility of semiconductor industry cycles and the depth and duration of industry downturns; our ability to achieve forecasted revenues, margins and profitability; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; our ability to maintain or expand market share in our product segments; our ability to improve gross margins through product cost reduction, volume increases, and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay the recognition, amount, or timing of our forecasted revenue or bookings; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson Vice President, Investor Relations & Corporate Treasurer 510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$95,669	$99,701
Accounts receivable, net	119,717	124,555
Inventories	39,407	51,797
Prepaid expenses and other	26,069	29,222

Total current assets	280,862	305,275

Long-term Assets:
Property and equipment, net	29,452	25,138
Goodwill	98,777	83,723
Intangible assets, net	29,271	41,994
Other assets	18,214	9,556

Total long-term assets	175,714	160,411

Total assets	$456,576	$465,686

Liabilities, minority interest & shareholders’ equity
Current liabilities:
Short-term loans and notes payable	$36,167	$1,453
Current portion of long-term debt and capital leases	7,011	58,949
Accounts payable	94,666	101,287
Accrued and other liabilities	76,694	83,211
Deferred margin	5,844	10,880

Total current liabilities	220,382	255,780

Long-term liabilities:
Convertible notes	—	86,250
Long-term debt and capital leases, net of current portion	112,667	162
Deferred tax and other long-term liabilities	35,619	28,683

Total long-term liabilities	148,286	115,095

Minority interest	134	130

Shareholders’ equity	87,774	94,681

Total liabilities, minority interest and shareholders’ equity	$456,576	$465,686

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31, 2008	Dec. 31, 2007	March 31, 2007	March 31, 2008	March 31, 2007
Net sales	$94,296	$106,475	$126,708	$457,227	$492,473
Cost of sales	66,943	73,914	85,670	318,287	337,752

Gross profit	27,353	32,561	41,038	138,940	154,721

Operating expenses
Research and development	11,923	10,526	8,896	39,823	34,575
Selling, general and administrative	27,500	20,873	23,565	93,526	87,234
Amortization of acquired intangible assets	3,095	2,970	5,784	16,993	20,245
Restructuring and other charges	954	38	208	1,973	1,992

Total operating expenses	43,472	34,407	38,453	152,315	144,046

(Loss) income from operations	(16,119)	(1,846)	2,585	(13,375)	10,675

Write-off of fees related to early extinguishment of debt and early redemption of convertible securities	—	—	—	(3,135)	—
Other income (expense), net	2,744	429	(408)	1,163	(2,608)

(Loss) income before income taxes and minority interest	(13,375)	(1,417)	2,177	(15,347)	8,067
Benefit from (provision for) income taxes	459	562	1,214	1,662	(6,447)
Minority interest	(33)	(12)	(1)	(58)	(1,761)

Net (loss) income prior to cumulative effect of change in accounting principle	(12,949)	(867)	3,390	(13,743)	(141)
Cumulative effect of change in accounting principle	—	—	—	—	103

Net (loss) income	$(12,949)	$(867)	$3,390	$(13,743)	$(38)

Basic and diluted net (loss) income per share prior to cumulative effect of change in accounting principle	$(0.26)	$(0.02)	$0.07	$(0.28)	$(0.00)
Cumulative effect of change in accounting principle	—	—	—	—	0.00

Basic and diluted net (loss) income per share	$(0.26)	$(0.02)	$0.07	$(0.28)	$(0.00)

Shares used in computing basic net (loss) income per share	49,912	49,750	49,232	49,712	48,924

Shares used in computing diluted net (loss) income per share	49,912	49,750	49,990	49,712	48,924

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2008	Dec. 31, 2007	March 31, 2007		March 31, 2008	March 31, 2007
GAAP net (loss) income	$(12,949)	$(867)	$3,390		$(13,743)	$(38)

Non-GAAP adjustments:
Amortization of acquired intangible assets	3,095	2,970	5,784		16,993	20,245
Restructuring and severance charges	954	38	208		1,973	2,309
Stock option investigation expenses	—	—	—		—	3,701
Acquisition expenses related to AMHS segment	—	—	—		—	4,392
Write-off of fees related to early extinguishment of debt and early redemption of convertible debentures	—	—	—		3,135	—
Foreign currency translation	—	—	—		1,386	—
Income tax effect of non-GAAP adjustments	(1,371)	(1,122)	(2,227)		(7,507)	(8,611)

Non-GAAP net (loss) income	$(10,271)	$1,019	$7,155	(1)	$2,237	$21,998

Diluted net (loss) income per share
GAAP	$(0.26)	$(0.02)	$0.07		$(0.28)	$(0.00)
Non-GAAP	$(0.21)	$0.02	$0.14		$0.04	$0.44
Weighted shares used in the per share calculation — diluted (GAAP)	49,912	49,750	49,990		49,712	48,924
Non-GAAP adjustment	—	165	—		287	811

Weighted shares used in the per share calculation — diluted (Non-GAAP)	49,912	49,915	49,990		49,999	49,735

(1)	For the three months ended March 31, 2007, non-GAAP net income did not include $1.2M of stock-based compensation expense.

This amount was previously identified as a non-GAAP adjustment in the Form 8-K earnings release for the fourth quarter of fiscal 2007 filed on May 10, 2007. We are no longer adjusting stock-based compensation expense as we are past the initial year of adoption.